EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of KTI, Inc. for the registration of up to 1,455,250 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 1997 and February 7, 1997 with respect to the consolidated financial statements and schedule of KTI, Inc. and the financial statements of Penobscot Energy Recovery Company (a Limited Partnership), respectively, included in the Annual Report (Form 10-K) of KTI, Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                  Ernst & Young LLP




Hackensack, New Jersey
July 28, 1997